Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-186965-01) and the related Information Statement/Prospectus of AIMCO Properties, L.P. related to the agreement and plan of merger with Century Properties Fund XIX, LP and to the incorporation by reference included therein of our reports dated February 25, 2013, with respect to the consolidated financial statements and schedule of AIMCO Properties, L.P., and the effectiveness of internal control over financial reporting of AIMCO Properties, L.P., included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado April 11, 2013